       18.01.001
KPMG Peat Marwick LLP
Suite 2700, Independent Square   Telephone 904 354 5671  Telefax 904 350 1260
One Independent Drive
P.0. Box 190
Jacksonville, FL 32201-0190



                                                                 July 5, 1995




Investors Insurance Group, Inc.
Boca Raton, Florida

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Investors Insurance Group, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, and have reported thereon under date of June 30, 1995. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended December 31, 1994. As stated in note 1 to those financial statements, effective January 1, 1994 the Company changed its method of accounting for excess ceding commissions received for ceding annuity contracts having insignificant insurance risk from immediate recognition to deferral and amortization over the life of the related contracts, and indicates that the Company has decided to adopt this approach to be more consistent with the accounting treatment followed by other insurance companies with similar products. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of Investors Insurance Group, Inc.'s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.


Very truly yours,


/s/ KPMG Peat Marwick LLP